Exhibit 10.13

Ambler Metals LLC

Proposed Investment Terms

Term
Ambler Metals	Ambler Metals LLC ("Ambler Metals")
DOW	United States Department of War ("DOW")
South32	South32 Limited ("South32")
Trilogy Metals	Trilogy Metals Inc. ("Trilogy Metals")
Economics[1]

DOW will invest approximately $17.8m in Trilogy Metals in exchange for 8,215,570 units, at a price of $2.17 per unit, with each unit comprised of:

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1 common share of Trilogy Metals; and
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3/4 of a 10-year penny warrant, each full warrant exercisable to acquire one common share of Trilogy, exercisable only following completion of construction of the road ("Ambler Access Project").

DOW will pay approximately $17.8m to South32, or its subsidiary that holds the equity interests in Trilogy Metals, in exchange for:

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8,215,570 common shares of Trilogy Metals; and
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a 10-year call option to acquire 6,161,678 shares of Trilogy from South32, or its applicable subsidiary, at a strike price of a penny per share, exercisable only following completion of construction of the Ambler Access Project.

The aggregate 16,431,140 shares to be issued and/or transferred to DOW pursuant to the transactions above represents approximately 10% of Trilogy Metals current issued and outstanding common shares of 164,311,410.

1 Subject to regulatory and stock exchange requirements and approvals. All dollar amounts in United States dollars.

Term
Board Rights

DOW shall have the right to appoint one independent third-party director with relevant corporate governance experience to the board of directors of Trilogy Metals (with such person being subject to the approval of the board of directors of Trilogy Metals, not to be unreasonably withheld), who shall be entitled to serve on all committees thereof (including the compensation and audit committees); provided that such director appointment right shall expire upon the three (3) year anniversary of the date hereof.

In addition, DOW shall have the right to appoint one representative to attend all meetings of the board of directors (and committees thereof) of Trilogy Metals in a strictly non-voting observer capacity for so long as DOW continues to beneficially own an aggregate of at least 12,323,355 common shares of Trilogy Metals (which number is subject to appropriate adjustment for any stock splits, combinations, recapitalizations and the like).

Additional Covenants
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The parties will discuss in good faith the establishment of a framework agreement among Ambler Metals, South32, Trilogy Metals, the US Government and other interested parties, as applicable, to establish the basis on which the Ambler Access Project can be permitted, financed and constructed—unlocking the development of Arctic, Bornite and any other mineral projects identified through Ambler's exploration efforts.
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DOW will work in good faith to help facilitate financing required for the construction of the Ambler Access Project in coordination with the State of Alaska.
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The parties are committed to working in good faith to include the UKMP permit applications in FAST-41.
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From the date hereof until January 1, 2029, Trilogy Metals shall not incur obligations with respect to third-party indebtedness for borrowed money in excess of $1,000,000,000 in the aggregate without the prior written approval of DOW (such approval not to be unreasonably withheld).

Use of Proceeds	Trilogy Metals and South32 commit to injecting the proceeds of the sale Trilogy Metals shares to DOW into Ambler Metals to be spent on exploration and project development.